Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods Appoints Jill Rahman
and Ashley Buchanan to Board of Directors

OAK BROOK, Ill. (November 24, 2020) – TreeHouse Foods (NYSE: THS) announced today the appointment of two independent directors to its Board: Jill Rahman, an accomplished senior leader with deep consumer packaged goods strategy, marketing and operating experience; and Ashley Buchanan, an accomplished retail executive leader, with expertise in merchandising and private brands.

“We are very pleased to welcome Jill and Ashley to the Board. We look forward to the fresh perspectives and insights they will contribute, as they both bring extensive experience in the food and retail industries that will be valuable as the Company continues to refine its strategy and deliver shareholder value,” said Gary D. Smith, Chairman of the Board. “The appointments of Ms. Rahman and Mr. Buchanan reinforce our commitment to refreshment and corporate governance as we plan for upcoming retirements in 2021.”

“My background in marketing, strategic planning, and operations, along with my insights and perspective in consumer packaged goods, are a strong fit for TreeHouse, and I look forward to collaborating with the outstanding senior management team and the Board,” said Ms. Rahman.

“Private label represents a significant opportunity for both retailers and manufacturers,” said Mr. Buchanan. “Having led the merchandising and operations functions, as well as the e-commerce strategic initiatives, for Walmart and Sam’s Club for a number of years, I see tremendous promise and potential here at TreeHouse and look forward to providing relevant insights and contributions to the Board.”

In connection with these appointments, the Board will temporarily expand to 12 directors. As part of the Board's plan for orderly governance transition, at the Company’s 2021 Annual Meeting, it is anticipated that nine directors will stand for reelection.

ABOUT JILL RAHMAN

Ms. Rahman currently serves as Chief Operating Officer for the Greater Chicago Food Depository, which includes a network of more than 700 partner organizations which work together to bring food, dignity, and hope across Chicago, and she leads Operations, Finance, IT, Human Resources and Strategic Initiatives. Ms. Rahman has more than 30 years of experience in the consumer-packaged goods industry at companies including The Kraft Heinz Company, Newell Brands, and Conagra Brands. She most recently served as the President of the International division at Conagra Brands from 2016 until her retirement in June 2020.

From 2016 – 2020, Ms. Rahman served on the Board of Directors as Chairman for Agro Tech Foods, a publicly traded affiliate of Conagra Brands in India. Ms. Rahman currently serves on the Board of Directors for Berry Global, Inc. She earned her Bachelor of Business Administration from Howard University and her Master of Business Administration from Indiana University.

ABOUT ASHLEY BUCHANAN

Mr. Buchanan currently serves as the President and Chief Executive Officer of The Michaels Companies, the United States’ largest arts and crafts retailer. Prior to joining The Michaels Companies, Mr. Buchanan served in numerous roles of increasing leadership and responsibility over his 12-year career at Walmart Inc., most recently as Chief Merchant for Walmart U.S. eCommerce. He also served as the Chief Merchant at Sam’s Club where he led a merchandising team and oversaw activities including assortment, private brand strategy, pricing, global sourcing, packaging, replenishment and supply chain. Mr. Buchanan has also served in a broad set of senior merchandising roles at Walmart Inc.

Prior to his tenure at Walmart, Mr. Buchanan held a variety of positions in finance at Dell and spent five years at Accenture focused on the retail industry. He earned a Bachelor of Business Administration in finance and real estate as well as a Master of Business Administration from Baylor University.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have nearly 40 production facilities across North America and Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages and meal preparation products, available in shelf stable, refrigerated, frozen and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "anticipate,"

"believe," "estimate," "project," "expect," "intend," "plan," "should," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the recent COVID-19 outbreak on our business, suppliers, consumers, customers and employees; the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations, including from the recent COVID-19 outbreak; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management's Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2019, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.